Exhibit 10.13

Prologium Holding Inc. (Cayman Islands)

Employee Stock Option Plan (ESOP)

Revised by Board of Directors in May 2026

1. Purpose

Prologium Holding Inc. (hereinafter referred to as the “Company”) and its entire group of Subsidiaries establish this Employee Stock Option Plan (hereinafter referred to as the “Plan”) with the aim of attracting and retaining the required technological professionals for the future, and to enhance employees’ sense of belonging and commitment to the Company, thereby creating mutual benefits for the Company, shareholders, and employees.

2. Basis and Authorization for Execution

2.1

Legal Basis: This Plan is established pursuant to the Company’s (Tenth Amended and Restated) Memorandum and Articles of Association (the “Articles”) and in connection with the Employee Stock Option Plan (“ESOP”).

2.2

Authorization for Execution : Execution shall be carried out by personnel of the relevant units of Prologium Technology Co., Ltd. (“Prologium Taiwan”) as designated by a director authorized by the Company’s Board of Directors (the “Authorized Director”).

3. Applicable Participants

3.1

The Plan applies to all full-time employees within the organizational structure of the Company and its domestic and foreign Subsidiaries and branches (including but not limited to Prologium Taiwan), provided that such employees are not subject to any dispute concerning the existence of any appointment, labor, or other service contracts, and are not involved in any legal disputes regarding violation of laws, contracts, work rules, Articles, or policies (hereinafter referred to as “Legal Disputes”). The respective department heads shall recommend candidates for approval by the Authorized Director based on seniority, rank, performance, potential, and other management considerations.

3.2

Former full-time employees of the Company and its Subsidiaries or branches who had already left service as of the date of adoption of this Plan may be considered by the general manager of the respective company, based on years of service, performance, contributions, or other factors, and submitted to the Authorized Director for approval.

3.3

For purposes of this Plan, “Subsidiary” refers to any entity recognized as a subsidiary under the laws of the Cayman Islands, Taiwan, or the jurisdiction of incorporation of such entity, or pursuant to the Articles.

3.4

“Option Holder” under this Plan refers to current or former full-time employees of the Company and its domestic or overseas Subsidiaries and branches who are granted options pursuant to Section 3.1 or 3.2, as determined by the Authorized Director under this Plan.

4. Grant Period

Following approval in accordance with the Articles or by resolution of the Board, the Company may grant stock options in one or multiple tranches based on operational needs. The actual grant date (the “Grant Date”) shall be determined by the Authorized Director.

5. Option Allocation Criteria

The number of options granted to each Option Holder shall be determined based on factors such as qualifications, years of service, job level, performance, overall contribution, and special achievements. Recommendations shall be submitted by the general manager of each relevant entity or the executing unit of Prologium Taiwan, as designated by the Authorized Director, and shall be subject to the approval of the Authorized Director.

6. Total Number of Options and Underlying Shares

The total number of stock options to be granted shall be as approved by the Company’s Board of Directors. Each option entitles the Option Holder to subscribe for one ordinary share of the Company.

7. Terms and Conditions of Exercise

7.1 Exercise Price

The exercise price shall be determined in accordance with a resolution of the Company’s Board of Directors.

7.2 Term of the Stock Options

(1) Unless otherwise resolved by the Company’s Board of Directors, the term of the stock options shall commence on the first business day following the Grant Date and shall expire on the last business day preceding the seventh (7th) anniversary of the Grant Date (the “Exercise Period”). Upon expiry of the Exercise Period, any unexercised options shall be deemed automatically forfeited, and the Option Holder shall have no further rights to assert or exercise such options.

Options are non-transferable; provided, however, that this restriction shall not apply in the case of inheritance by the legal heirs of a deceased Option Holder in accordance with applicable law.

(2) Options shall not be pledged, loaned, gifted, transferred to any third party, or otherwise disposed of, nor shall they be subject to any encumbrance or other proprietary arrangement.

(3) After the grant of the stock options, unless otherwise provided in the Company’s Articles, by resolutions of the Company’s Board of Directors, or by the Authorized Director, the holder shall be entitled to exercise the stock options in accordance with the following exercise schedule (the “Exercise Schedule”) and applicable proportions:

Exercise Schedule and Performance Criteria	Exercisable Percentage per Tranche
After two years from the Grant Date, provided that the most recently completed performance rating is A- or above, or with CEO approval.	50%

After three years from the Grant Date, provided that the most recently completed performance rating is A- or above, or with CEO approval.	25%

After four years from the Grant Date, provided that the most recently completed performance rating is A- or above, or with CEO approval.	25%

(4) If, for any exercise period set forth in the Exercise Schedules, both (i) the applicable time-based requirement and (ii) the performance criteria are not satisfied, the portion of the option scheduled to become exercisable for such period shall be deemed permanently forfeited and shall not be carried forward to any subsequent exercise period. (Example: If, upon the second anniversary of the grant date, the most recently completed performance rating is B+, the 50% portion corresponding to such period shall be forfeited. If the performance criteria are subsequently satisfied in the third year, only the 25% portion corresponding to the third year may be exercised.)

(5) Where the Option Holder does not exercise the full amount of options exercisable in any given exercise period set forth in the Exercise Schedules, any remaining exercisable options may be carried forward to the next exercise period set forth in the Exercise Schedules. However, upon expiration of the overall Exercise Period, all unexercised options shall be deemed fully and irrevocably forfeited, and the Option Holder shall have no further rights to claim or request any such options.

(6) If, after the grant of options, the Option Holder engages in any willful misconduct, gross negligence, or material breach of applicable laws, contracts, non-competition obligations, confidentiality obligations, work rules, the Company’s Articles, or internal policies governing employment, mandate, or other service relationships, or if the Option Holder’s performance is materially unsatisfactory, the Company or Prologium Taiwan shall have the right to terminate the employee stock option agreement (the “Employee Stock Option Agreement”) by written notice and reclaim all unexercisable options as well as any exercisable but unexercised options.

(7) The number of stock options actually granted to an employee shall be subject to the final approval of the employee’s director supervisor, the Head of Human Resources, and the CEO.

(8) The Exercise Schedule and percentages set forth above may be adjusted by resolution of the Company’s Board of Directors or with the approval of the Authorized Director, as deemed appropriate under the relevant circumstances.

7.3 Exercise Procedures

(1) The exercise window shall run from the first business day of September to the last business day of September each year. However, such schedule may be adjusted by the Authorized Director depending on actual circumstances.

(2) During each exercise window, Option Holders may exercise their options in accordance with the “Employee Stock Option Exercise Procedure” (Appendix I) by completing and submitting the “Employee Stock Option Exercise Application Form” (Appendix II) within the exercise application period (applications shall only be accepted if submitted in writing to Prologium Taiwan in accordance with the prescribed procedures and forms; any other form of application or claim shall not be accepted). The application shall be submitted to the Human Resources department of Prologium Taiwan, and the exercise shall take effect upon receipt. No withdrawal of such application shall be permitted.

(3) Upon receipt of an exercise application, the Human Resources department of Prologium Taiwan shall notify the Option Holder to remit the subscription payment to a designated bank within the prescribed period. Failure to make payment within the specified timeframe shall, without further notice, be deemed a voluntary waiver of the relevant exercise request, and the Option Holder shall have no further rights to assert or claim such options. Any portion of the exercise request for which payment has not been made shall be deemed not exercised. The Option Holder must submit a new exercise request in accordance with the foregoing procedures and written requirements. Once payment has been made, the subscription may not be revoked.

(4) Unless otherwise provided under applicable laws, the Company’s Articles, or relevant operational rules, upon confirmation by the Company or its share registrar that the subscription funds have been duly received, the Company will process the registration of shareholders and the issuance of new shares (if any) collectively in the following month. Where, due to applicable laws, the Articles, or operational rules, such registration or issuance cannot be completed within the aforementioned period, the relevant procedures shall be deferred sequentially for the number of days during which the process is unable to be completed.

7.4 If an Option Holder fails to exercise the options within the Exercise Period, all unexercised options shall automatically lapse without further notice. The Option Holder shall have no right to exercise such options against Prologium Taiwan, the Company, or any other Subsidiary, nor shall they be entitled to make any other claim or demand in relation thereto.

7.5 Taxation

Any tax liabilities arising from the subscription and exercise of options under this Plan shall be handled in accordance with the laws of the jurisdiction where the Company, Prologium Taiwan, or its domestic or overseas Subsidiaries or branches are incorporated and registered, as well as the laws of the Option Holder’s country of nationality. All obligations relating to tax calculation, reporting, and payment shall be borne solely by the Option Holder.

7.6 Execution of Agreement and Confidentiality

(1) The Human Resources department of Prologium Taiwan shall notify Option Holders to execute the Employee Stock Option Agreement. Upon completion of execution and delivery of such documents within the prescribed timeline announced by the Company or Prologium Taiwan, the Option Holder shall be entitled to the options granted under this Plan.

(2) Failure to execute and deliver the Employee Stock Option Agreement within the prescribed timeline, in accordance with this Plan, the Company’s Articles, or internal rules, shall be deemed a voluntary and irrevocable waiver of all related option rights. No further notice shall be given, and such options shall be deemed never to have been granted.

(3) Any Option Holder who is notified to execute and deliver the Employee Stock Option Agreement shall be subject to the confidentiality obligations under their employment agreement and the Employee Stock Option Agreement. The Option Holder shall not inquire into or disclose, whether internally or externally, any information relating to the Employee Stock Option Agreement, including but not limited to the number of options granted, exercise price, or any other terms. Any breach shall be handled in accordance with the relevant provisions of this Plan.

7.7 Treatment of departing Option Holders who hold exercisable options prior to departure

Unless otherwise approved by resolution of the company’s Board of Directors or the Authorized Director, the following rules shall apply where an Option Holder ceases employment prior to the expiry of the Exercise Period:

(1) Voluntary Resignation

All exercisable options shall be exercised in whole or in part during the nearest available exercise window prior to termination or within one (1) year after termination. Any options not exercised within such exercise window shall be deemed irrevocably forfeited, and the Option Holder shall have no further rights or claims thereto. Any options granted prior to the date of termination of the employment or unexercisable options, shall lapse automatically as of the effective date of termination of the employment and shall be deemed never to have been granted.

(2) Retirement

Upon lawful completion of retirement procedures, all options held by the Option Holder, whether exercisable or not, shall be deemed fully exercisable. The Option Holder shall exercise all or part of such options during the next available exercise window. Any options not exercised during the next available exercise window shall be deemed automatically forfeited, without any notice, and shall be deemed never to have been granted.

(3) Unpaid Leave of Absence(suspension of employment)

Where an Option Holder is placed on unpaid leave of absence pursuant to applicable laws or with approval of the general manager of the Company or its domestic or overseas Subsidiaries or branches, all exercisable options prior to such leave shall be exercised in whole or in part during the next available exercise window. Any unexercised options shall be suspended during the leave period and reinstated upon resumption of employment. Any ungranted or non-exercisable options shall be reinstated upon return to service; however, the Exercise Schedule under Section 7.2(3) shall exclude the unpaid leave period, while remaining subject to the overall Exercise Period. The maximum duration of unpaid leave of absence shall not exceed twenty-four (24) months.

(4) In the event of disability or death arising from an occupational injury

(a)

An “occupational injury” refers to any injury, illness, impairment, or death of an employee caused by factors arising from the workplace or work-related activities, including but not limited to the building, machinery, equipment, raw materials, substances, chemicals, gases, vapors, dust, or other operational hazards, as defined under the Occupational Safety and Health Act of the Republic of China (Taiwan). It also includes any condition recognized by the competent authority under applicable local laws governing employment, mandate, or other service relationships as meeting the criteria of an occupational injury.

(b)

Where an employee becomes physically disabled as a result of an occupational injury and is no longer able to continue employment, all granted or exercisable options held by such employee may be exercised in full within one (1) year from the effective date of termination of employment, notwithstanding the vesting and exercise limitations set forth in Section 7.2(3) of this Plan. All such options must be exercised in full during the next available exercise window. Any options not exercised within such exercise window shall be deemed automatically and irrevocably forfeited without further notice, and shall be treated as never having been granted.

(c) Where an employee dies as a result of an occupational injury, all granted or exercisable options held by such employee shall be deemed fully exercisable for a period of one (1) year from the date of death. The heirs or estate administrator shall exercise all such options in full during the next available exercise window following the employee’s death. Any options not exercised within such exercise window shall be deemed automatically and irrevocably forfeited without further notice, and shall be treated as never having been granted.

(5) Death (other than by reason of an Occupational Injury)

In the event of an employee’s death, all options that have already granted and become exercisable prior to the date of death shall be exercised in full by the heirs or estate administrator within the next available exercise window falling within one (1) year following the date of death. Any options not exercised within such exercise window shall be deemed automatically and irrevocably forfeited without further notice, and shall be treated as never having been granted. Any options that have not yet become exercisable as of the date of death shall lapse and become void with immediate effect as of the date of death.

(6) Termination of employment, mandate, or other service relationship with the Company or its domestic or overseas subsidiaries or branches

(a) Where an Option Holder is subject to circumstances under Article 12(1) of the Labor Standards Act of the Republic of China (Taiwan), or where, under applicable local laws governing employment, mandate, or other service relationships, the employer is entitled to terminate such relationship without advance notice, all options held by the Option Holder, whether exercisable or unexercisable, shall automatically lapse and become void as of the date of termination. No further notice shall be required, and such options shall be deemed never to have been granted.

(b) Where the Company or its domestic or overseas Subsidiaries or branches terminates the employment, mandate, or other service relationship pursuant to Article 11 or the proviso of Article 13 of the Labor Standards Act of the Republic of China (Taiwan), or in accordance with applicable local laws governing such relationships, due to reasons not attributable to the Option Holder, all exercisable options held by the Option Holder as of the date of termination shall be exercisable during the nearest available exercise window prior to termination or within one (1) year after termination.

Any granted options not exercised within such exercise window shall be deemed automatically and irrevocably forfeited without further notice, and shall be treated as never having been granted. Any ungranted or non-exercisable options shall automatically lapse as of the date of termination, without further notice, and shall be deemed never to have been granted.

(7) Transfer to affiliated group companies

Where, due to the operational needs of the Company or its affiliated enterprises, and upon formal approval, an Option Holder is reassigned to another affiliated company within the group, the rights and obligations attached to any previously granted options shall remain unaffected by such transfer.

This provision shall not apply where the Option Holder is involved in any legal dispute with the Company or its domestic or overseas Subsidiaries or branches.

(8) Other termination of employment, mandate, or service relationship

In circumstances other than those expressly set out above, or in the event of any other unanticipated termination or special situation, the validity of the Option Holder’s rights and the applicable exercise period shall be subject to determination by the Authorized Director.

(9) Other adjustments

In cases not covered under the foregoing provisions, or where adjustments are required in accordance with the implementation of the above rules, the Authorized Director may, based on actual circumstances or individual contribution, determine or adjust the relevant terms on a case-by-case basis.

7.9 Where an Option Holder or their heirs fail to exercise the options within the timeframe specified under this Section, such options shall be deemed automatically and irrevocably forfeited without further notice, and shall be treated as never having been granted.

7.10 Treatment of forfeited options

In the event that an Option Holder waives or otherwise loses their entitlement to the options under this Plan, the Company shall cancel and recover the relevant forfeited or lapsed options and may reallocate or otherwise dispose of such options at its discretion. No further notice shall be required.

7.11 Other material provisions

(1) Options granted under this Plan shall not be transferable, pledged, loaned, encumbered, or otherwise disposed of, whether by way of sale, gift, or any other form of transfer or proprietary arrangement.

(2) Shares acquired by employees upon exercise of options shall be placed under centralized custody prior to the Company’s listing on any stock exchange or trading market. Except where the Board passes a resolution and publicly announces that such shares may be traded, such shares shall not be transferable, pledged, loaned, encumbered, or otherwise disposed of, whether by way of sale, gift, or any other form of transfer or proprietary arrangement.

(3) This Plan shall become effective upon resolution by the Company’s Board of Directors, provided that such resolution shall require the written consent of at least two (2) Preferred Shareholder Directors. The same procedure shall apply to any amendments.

(4) In the event of any inconsistency or conflict between the terms of this Plan and the option terms granted to participants under Article 3, the provisions set forth in the Employee Stock Option Agreement entered into with the Company shall prevail.

8. Other matters

8.1 This Plan shall take effect upon approval by a resolution of the Board of Directors. The same shall apply to any amendments made prior to the actual grant of options. Where amendments are required due to applicable laws or regulatory requirements, the Authorized Director may make such revisions, subject to subsequent ratification by the Board of Directors.

8.2 Any amendment to this Plan may be made at any time by resolution of the Board of Directors. Upon publication or notification by the Company or Prologium Taiwan to the Option Holders, the amended Plan shall become binding and applicable.

8.3 In the event of a resolution by the Company to apply for listing on a stock exchange or trading market, emerging market listing, public offering, merger or acquisition, disposal of all or a substantial part of the Company’s assets, or any change of control, the Board of Directors may resolve to terminate all or part of this Plan. Where, in connection with listing, public offering, or regulatory requirements, Option Holders are required to contribute shares for centralized custody and/or public underwriting, Option Holders shall comply with resolutions of the Board of Directors and/or shareholders’ meeting by contributing all or part of their shares accordingly.

8.4 The provisions of this Plan shall also apply to any stock dividends, stock splits, or other rights derived from shares acquired through option exercise, as well as any securities representing such stock dividends, splits, or other rights.

8.5 Any matters not provided for in this Plan, or any inconsistency between this Plan and applicable laws or the Company’s Articles of Association, shall be governed by the relevant laws and the Company’s Articles of Association.

9. Appendices

9.1 Appendix I – Employee Stock Option Exercise Procedure

9.2 Appendix II – Employee Stock Option Exercise Application Form